Exhibit 99.1

Perdoceo Education Corporation Signs Definitive Agreement to Acquire South University

September 14, 2026

SCHAUMBURG, Ill. — (BUSINESS WIRE) — Perdoceo Education Corporation (“Perdoceo” or the “Company”) (NASDAQ: PRDO), a provider of postsecondary education, today announced that it has entered into a definitive agreement to acquire 100% of the membership interests of South University Savannah, LLC (“South University” or “South”) from South University – Member, Inc. (the “Seller”). The material terms of the transaction are described in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission today. Completion of the acquisition is subject to customary closing conditions, regulatory approvals and accreditor approvals. The Company expects to complete the acquisition as early as April 2027. Following the closing, South will operate as a for-profit institution.

Founded in 1899 in Savannah, Georgia, South University is a leading health sciences-focused institution serving students through eleven (11) campus locations across Georgia, Florida, Alabama, South Carolina, Virginia, Texas and North Carolina, and through South University Online. South is accredited by The Southern Association of Colleges and Schools Commission on Colleges through 2034.

Once completed, the acquisition will firmly establish Perdoceo’s graduate health sciences offerings and further extend the breadth and depth of our academic program offerings.

South’s clinical health sciences portfolio is anchored by four licensure-driven programs:

•	Master of Science in Physician Assistant Studies (ARC-PA);

•	Master of Medical Science in Anesthesia Science, Anesthesiologist Assistant (CAAHEP / ARC-AA);

•	Doctor of Pharmacy (ACPE); and

•	Nursing (CCNE): Bachelor of Science in Nursing, Master of Science in Nursing and Doctor of Nursing Practice programs.

South also offers physical therapist assistant, occupational therapy assistant, public health and counseling programs.

Perdoceo intends to invest in the drivers of graduate outcomes in these programs — clinical placement capacity and preceptor networks, faculty and program leadership, simulation and instructional technology, and licensure exam preparation.

Commenting on the transaction, Todd Nelson, President and Chief Executive Officer of Perdoceo, said, “South University has spent more than a century preparing students for in-demand careers. We intend to invest in clinical capacity and academic and student support services, and to advance transformational initiatives that we believe will further enhance student experiences and academic outcomes at South University.”

Transaction Details

•	To acquire 100% ownership of South, Perdoceo expects to pay cash consideration as follows:

a)

Approximately $130 million – $150 million at closing. The actual cash paid at closing will be adjusted for cash, net working capital, and certain agreed upon debt-like items, in each case based on South’s balance sheet as of beginning of April 2027, and indebtedness and Seller transaction expenses outstanding at closing;

b)	$18 million of deferred consideration paid out in installments over 24 months following closing; and

c)	Up to $56 million of earn-out payments tied to specified EBITDA thresholds for fiscal years 2027, 2028 and 2029.

•

As contemplated by the purchase agreement, Perdoceo has purchased a buyer-side representation and warranty insurance policy, which will serve as the primary source of protection against certain risks associated with representations and warranties made by the Seller and pre-closing tax liabilities. The representation and warranty insurance policy is subject to customary conditions, exclusions and deductibles and will survive for at least three years from closing.

•	The transaction has been approved by the board of directors of Perdoceo and by the board of directors of the Seller; no other board, member or stockholder approval is required.

•	The transaction is not subject to financing conditions. Perdoceo plans to use cash on hand for the purchase.

•

The purchase agreement may be terminated in certain specified, limited circumstances, including if the closing has not occurred by July 9, 2027. Additionally, upon termination of the purchase agreement by either the Company or Seller under certain, specified circumstances, the Company will be required to pay Seller a termination fee of up to $20 million.

•

For the year ended December 31, 2025, South University had unaudited revenues of approximately $291 million and adjusted operating income of approximately $34.0 million, and served approximately 10,500 students during 2025. Adjusted operating income is a non-GAAP financial measure and was calculated by adding depreciation, amortization and interest to South’s net income.

•	Perdoceo expects the transaction to be immediately accretive to the Company’s adjusted operating income beginning in 2027 and to provide further growth in adjusted operating income in 2028.

•

The acquisition of South is consistent with Perdoceo’s balanced capital allocation strategy of acquiring quality academic institutions, while also returning capital to shareholders via dividends and share buybacks.

Affirming Outlook for Fiscal Year 2026

Perdoceo remains on track to achieve its full year adjusted operating income outlook of $258 million to $263 million, as provided in the Company’s previous quarterly earnings release, subject to the assumptions and factors set forth therein.

ABOUT PERDOCEO EDUCATION CORPORATION

Perdoceo’s accredited academic institutions offer a quality postsecondary education to a diverse student population, with fully online, campus-based and hybrid learning programs. The Company’s academic institutions – Colorado Technical University (“CTU”), the American InterContinental University System (“AIUS” or “AIU System”), and University of St. Augustine for Health Sciences (“USAHS”) – provide degree programs from the associate through doctoral level as well as non-degree seeking and professional development programs. Our academic institutions offer students industry-relevant and career-focused academic programs that are designed to meet the educational needs of today’s busy adults. CTU and AIUS continue to show innovation in higher education, advancing personalized learning technologies like their intellipath® learning platform and using data analytics and technology to serve and educate students while enhancing overall learning and academic experiences. USAHS prepares medical professionals to provide quality medical care to communities across the country primarily through its graduate health sciences degree offerings in physical therapy, occupational therapy, speech language therapy and nursing, as well as continuing education programs. Perdoceo’s academic institutions are committed to providing quality education that closes the gap between learners who seek to advance their careers and employers and communities needing a qualified workforce. For more information, please visit www.perdoceoed.com.

ABOUT SOUTH UNIVERSITY

South University is a private institution founded in 1899 in Savannah, Georgia, offering undergraduate, graduate and doctoral programs across health sciences, nursing, pharmacy, business, counseling, public health, and arts and sciences. South educates students through eleven (11) campus locations in Savannah and Atlanta, Georgia; Montgomery, Alabama; High Point, North Carolina; Columbia, South Carolina; Richmond and Virginia Beach, Virginia; Austin, Texas; and Orlando, Tampa and West Palm Beach, Florida, and through South University Online. South University is accredited by The Southern Association of Colleges and Schools-Commission on Colleges. For more information, please visit: www.southuniversity.edu.

FORWARD-LOOKING STATEMENTS

Except for the historical and present factual information contained herein, the matters set forth in this release, including statements identified by words such as “believe,” “will,” “expect,” “continue,” “outlook,” “remain,” “focused on,” “intend,” “should” and similar expressions, are forward-looking statements as defined in Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on information currently available to us and are subject to various assumptions, risks, uncertainties and other factors that could cause our results of operations, financial condition, cash flows, performance, business prospects and opportunities to differ materially from those expressed in, or implied by, these statements. Except as expressly required by the federal securities laws, we undertake no obligation to update or revise such factors or any of the forward-looking statements contained herein to reflect future events, developments or changed circumstances, or for any other reason. These risks and uncertainties, the outcomes of which could materially and adversely affect our financial condition and operations, include, but are not limited to, the following: conditions to the completion of the proposed transaction contemplated by the purchase agreement, such as required regulatory clearances and educational agency approvals, not being satisfied; the failure to obtain approval of the change in ownership and control from the U.S. Department of Education, The Southern Association of Colleges and Schools Commission on Colleges, programmatic accreditors or state educational agencies, or the imposition of adverse conditions in connection with any such approval; risks associated with the conversion of the acquired institution from non-profit to for-profit status, including state attorneys general review; closing of the transaction being delayed or not occurring at all; the occurrence of any event, change or other circumstance or condition that could give rise to the termination of the purchase agreement; Perdoceo being unable to achieve the anticipated benefits of the proposed transaction contemplated by the purchase agreement; the acquired business not performing as expected; Perdoceo assuming unexpected risks, liabilities and obligations of the acquired business; significant transaction costs associated with the transaction contemplated by the purchase agreement; the risk that disruptions from the transaction contemplated by the purchase agreement will harm the parties’ businesses, including current plans and operations; the ability of the parties to retain and hire key personnel; potential adverse reactions or changes to business relationships resulting from the announcement or completion of the proposed transaction contemplated by the purchase agreement; and other factors relating to Perdoceo’s operations and financial performance discussed in its filings with the Securities and Exchange Commission. Further information about these and other relevant risks and uncertainties may be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, and its subsequent filings with the Securities and Exchange Commission.

South University does not intend to comment further about the proposed transaction. Any inquiries regarding this press release should be directed to Alpha IR.

MEDIA CONTACTS:

Alpha IR

Nick Nelson

(312) 445-2870

PRDO@alpha-ir.com